AVALON INTERNATIONAL GROUP
                          45 WEST 21ST STREET, SUITE 3C
                               NEW YORK, NY 10010
                                  212-242-2600

                         MANAGEMENT CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is to be effective as of the 21th day of November, 2005 by and between Dermisonics, Inc., having its' principal place of business at, Four Tower Bridge, 200 Bar Harbor Drive, West Conshohocken, PA 19428-2977 of Dermisonics, Inc., (the "Company" or "Corporation") and Avalon International Group, (the "Consultant")having its' principal place of business at 45 West 21st Street, New York, NY 10010.

                          The parties agree as follows:

1. Dermisonics, Inc., hereby engages the Consultant and the Consultant hereby agrees to render services to the Company as a management consultant, strategic planner and corporate finance advisor.

2. Duties: During the term of this Agreement, Consultant shall provide advice to, undertake for, and consult with the Company concerning strategic planning, and corporate development on connection with the operation of the business of the Company. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

          (a) The implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services;
          (b) The implementation of a marketing program to assist the Company in broadening the markets for its business and services and promote the image of the Company and its business and services;
          (c) The implementation of all corporate development enhancements in a timely manner;
          (d) Advise and recommend to the Company additional services relating to the present business and services provided by the Company, as well as new products and services that may be provided by the Company.
          (e) Identify financing sources and investors for a capital infusion into the Company which is contemplated to be approximately $6 million. The capital raise will be conducted on a best efforts basis by the Consultant and the Consultant will advise on structuring, pricing and all investment banking aspects of the proposed transaction.



Initial:
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Initial:
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3.   Term: The  term  of this Agreement shall be for 1 year period commencing on the date here of and will continue on a month to month bases until terminated by the Consultant or the Company with thirty (30) day notice by either certified or registered mail.

4.   Compensation: See Attachment "A".

5. Expenses: Consultant shall be entitled for reimbursement by the Company of such reasonable out of pocket expenses as Consultant may incur in performing services under this Agreement. Any expenses over $500.00 shall be approved in advance with the Company.

6. Confidentiality: Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by the Consultant in the course of performing services hereunder.

7. Indemnification: Dermisonics, Inc., its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including, reasonable attorney's fees (collectively the "Liabilities") joint and several, arising of the performance of Consulting Agreement, whether or not Consultant is a party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (butt pending any such final determination, the indemnification and reimbursement provisions of this Agreement shall apply and the Company shall perform its obligations thereunder to reimburse Consultant for its expenses.) The provisions of this paragraph 7 shall survive the termination and expiration of this Agreement.

8. Independent Contractor: Consultant and the Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of the Company.



Initial:
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Initial:
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9.   Miscellaneous:  This  Agreement  sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. The laws of the State of New York shall govern this agreement.


The foregoing correctly sets forth our understanding by signing this Agreement where provided.

Accepted and Agreed to as of the 21th day of November, 2005.




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David Baker, Managing Partner          Bruce H. Haglund, Chairman
Avalon International Group.            Dermisonics, Inc.

ATTACHMENT "A"


For services rendered by the Consultant under this Agreement, the Company agrees it will pay to Consultant the following fees:

     a) The Company will pay the Consultant a 10% cash fee of the gross proceeds the Company receives on any successful equity financing. In addition, the Company will pay the Consultant warrants to purchase the Company's common stock equal to 10% of the gross proceeds on a successful equity financing. For example, based upon a $5 million financing the Consultant would receive 694,444 warrants calculated as follows: $5,000,000 (Gross Proceeds received by the Company) X .10 = $500,000/.72 per share exercise price = 694,444.) The Company agrees to register shares immediately upon exercise of the warrants by the Consultant. The terms of the warrants will be:

                         (i)     2 year term
                         (ii)    Exercise price at .72 per share
                         (iii)   Piggy Back rights and full racket
                                 protection.

     b) The Consultant agrees to waive its customary monthly cash consulting fee in exchange for the Company providing the Consultant 50,000 shares of the Company's common stock. These shares will be registered under 144 and be free trading one year after the date of issuance. The Company agrees to deliver these shares in a timely manner to the Consultant upon execution of this contract.

     c) The Consultant at its option, and upon agreement of the Company, may elect to receive fully registered free trading shares (in whole or in part) or 144 stock of the Company's common stock in lieu of the warrants noted in paragraphs a).

     d) The Company and Consultant may enter into additional compensation agreements for work that it not contemplated in this Agreement.

The above Agreement is for a one year period commencing on the date herein. The Agreement will continue thereafter on a month-to-month basis until terminated by either Consultant or the Company with 30 days notice by either certified or registered mail.


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David Baker, Managing Partner             Bruce H. Haglund, Chairman
Avalon International Group.               Dermisonics, Inc.